Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made this 17th day of April, 2015 between Benjamin Schall (“Executive”) and Seritage Growth Properties, a Maryland real estate investment trust (“Seritage”).

WHEREAS, Seritage desires to employ Executive on the terms and conditions set out in this Agreement and Executive desires to be employed by Seritage on such terms and conditions;

NOW THEREFORE, upon due consideration, Seritage and Executive agree as follows:

Section 1. Position.

(a) Seritage will employ Executive as Chief Executive Officer and President, reporting to the Board of Trustees. Executive will also serve as a Trustee on the Board of Trustees of Seritage. Executive will be the most senior executive officer of Seritage. Executive’s start date will be May 4, 2015 (the “Start Date”) and his work location will be in New York City. Subject to Section 3, below, Executive’s employment shall be at will.

(b) The initial term of Executive’s employment shall be three (3) years from the Start Date (the “Employment Period”); provided that on the third anniversary of the Start Date and each annual anniversary of such date thereafter (such date and each annual anniversary thereof, a “Renewal Date”), unless previously terminated in accordance with the provisions of Section 3 hereof, the Employment Period shall be automatically extended as to terminate one year from such Renewal Date unless, at least one hundred twenty (120) days prior to the Renewal Date, either party shall give written notice to the other that the Employment Period shall not be so extended. Absent an express agreement to the contrary, non-renewal by Seritage shall be deemed to be the termination of Executive without Cause.

Section 2. Compensation. Executive’s compensation package shall be as follows:

(a) Annual Salary. Executive’s annual base salary shall be at a rate of eight hundred fifty thousand dollars ($850,000).

(b) Sign-On Award. On the closing date (the “Closing Date”) of the rights offering (the “Rights Offering”) described in the Form S-11 filed with the Securities and Exchange Commission, but subject to applicable Board of Trustee and Compensation Committee approvals as may be required, Seritage will award Executive a grant of Seritage equity (the “Sign-On Award”) as follows:

(i) Restricted Stock. The Sign-On Award will include a grant of a number of restricted shares of Seritage common stock determined by dividing two million dollars ($2,000,000) by the price per share of Seritage common stock offered pursuant to the Rights Offering (such shares of Seritage stock being the “Restricted Stock”). Twenty-five percent (25%) of the Restricted Stock will vest immediately upon grant and the remaining Restricted Stock will vest in equal twenty-five percent (25%) allotments as of the first, second and third anniversaries of the Start Date.

(ii) Performance-Based Restricted Stock Units. The Sign-On Award will include a grant of a number of performance-based restricted stock units (“Sign-On P-RSUs”) determined by dividing three million dollars ($3,000,000) by the price per share of Seritage common stock offered pursuant to the Rights Offering. Sign-On P-RSU’s will be adjusted, vest and be settled as follows:

(A) At the end of the performance period for the Sign-On P-RSUs (being the period from the Start Date until the third (3rd) anniversary thereof), Seritage will determine the extent to which performance goals have been achieved, which achievement levels will then be used to determine whether performance thresholds have been met and if so, to calculate a modifier of between 50% and 150%. If threshold performance has not been achieved, the modifier will be deemed to be zero percent (0%). If threshold performance has been achieved, then the modifier will be based on the extent to which Seritage has attained certain performance goals, with the modifier being one hundred percent (100%) if performance achievement is at the established “target.” The criteria on which the performance goals will be established may include (but not be limited to) the following:

(1) Absolute or relative total shareholder return (TSR);

(2) Measurable progress in diversifying the portfolio’s income stream;

(3) Leasing performance metric, i.e., occupancy rate; and

(4) Re-development performance criteria.

The performance metrics, goals, threshold, target, tables for converting achievement into percentages, determination of the modifier and such other related items shall be determined by the Board of Trustees and Compensation Committee in consultation with Executive, shall be established with a target reasonably expected to be achieved and shall be set out in such additional documentation as they may determine legally required and/or reasonably appropriate and consistent with the foregoing.

(B) The number of Sign-On P-RSUs will automatically be adjusted to a number equal to the total number of Sign-On P-RSUs granted multiplied by the modifier. Subject to Section 3 hereof, fifty percent (50%) of the Sign-On P-RSUs as adjusted will vest as of and settle within forty-five (45) days after the last day of the performance period.

(C) Subject to Section 3 hereof, the remaining Sign-On P-RSUs, as adjusted, will vest as of the fourth (4th) anniversary of the Start Date provided Executive is employed as of such date and settle within thirty (30) days of such anniversary.

(D) Unvested Sign-On P-RSUs will be subject to forfeiture and shall be forfeited in the event Seritage terminates Executive’s employment for Cause or Executive terminates employment without Good Reason.

(E) The Board of Trustees and Compensation Committee shall, in consultation with Executive, determine whether the Sign-On P-RSU element of the Sign-On Award will be with respect to Seritage common stock or limited partnership interests in Seritage Growth Properties, L.P. Either way, for purposes of this Agreement, such rights will be referred to as “performance-based restricted stock units.”

(c) Annual Cash Bonus.

(i) Executive will be eligible to receive an annual cash bonus of between fifty percent (50%) and one hundred seventy-five percent (175%) of his annual base salary provided threshold performance goals are achieved, with one hundred twenty-five percent (125%) of the annual base salary earned upon achievement of “target” performance goals. The performance metrics, goals, threshold, target, tables for converting achievement into percentages, determination of the modifier and such other related items shall be determined by the Board of Trustees and Compensation Committee in consultation with Executive, shall be established with a target reasonably expected to be achieved and shall be set out in such additional documentation as they may determine legally required and/or reasonably appropriate and consistent with the foregoing.

(ii) Notwithstanding the foregoing, for 2015, Executive’s annual bonus shall be no less than one hundred twenty-five percent (125%) of his annual base salary and will not be pro-rated.

(iii) The annual cash bonus will be paid net of all applicable tax withholding within thirty (30) days of the last day of the fiscal year to which the bonus relates.

(d) Annual Equity Grant.

(i) Executive will receive an annual grant of Seritage equity in the form of 50% restricted stock units and 50% performance-based restricted stock units, in addition to the Sign-On Award. These restricted stock units (“Annual RSUs”) shall vest in equal one-third installments annually as of the first, second and third anniversary of the date of grant and these performance-based restricted stock units (“Annual P-RSUs”) shall vest at the end of the performance period established for such grant by the Board of Trustee and its Compensation Committee. This total annual grant will be based on a number of shares of Seritage common stock having an aggregate fair market value equal to one hundred fifty percent (150%) of Executive’s annual base salary.

(ii) As to each grant of Annual P-RSUs, the performance metrics, goals, threshold, target, tables for converting achievement into percentages, determination of the modifier and such other related items as may be needed to determine the performance-based adjustment to such Annual P-RSUs. shall be determined by the Board of Trustees and Compensation Committee in consultation with Executive, shall be established with a target reasonably expected to be achieved and shall set out in such additional documentation as they may determine legally required and/or reasonably appropriate and consistent with the foregoing.

(iii) In addition:

(A) The Annual P-RSU grant for 2015 shall be made at the same time as the Sign-On Equity Award and Annual P-RSU grants made for subsequent years will be issued to Executive within sixty (60) days of the last day of the fiscal year to which the grant relates.

(B) The performance-based modifier applied to Annual P-RSU grants will be between fifty percent (50%) and two hundred sixty-five percent (265%) provided threshold performance goals are achieved with the modifier being one hundred fifty percent (150%) upon achievement of the “target” goals.

(C) The Annual P-RSU grant for 2015 will be based on Executive’s annual base salary and will not be pro-rated.

(D) Annual RSU and Annual P-RSU grants will be settled as soon as administratively practical (as to Annual RSUs) and within forty-five (45) days (as to Annual P-RSUs) following the date of vesting and reflected in and subject to the terms and conditions of such additional documentation as Seritage and its Compensation Committee may deem reasonably appropriate and consistent with the foregoing.

(e) Benefits. Executive will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other senior executives of Seritage, in accordance with the applicable terms, conditions and availability of those programs.

(f) Paid Vacation. Executive will be eligible for no less than four (4) weeks of paid vacation per year pursuant to Seritage’s vacation policy.

(g) Treatment of Equity Awards on a Change in Control. Upon a Change in Control:

(i) Seritage will determine the modifier applicable to all Sign-On and Annual P-RSUs as to which the performance period has not ended (“Outstanding P-RSUs”) based on actual performance as of the date of the Change in Control (as defined in subsection 4(b), below). The P-RSUs will vest based on the existing terms of such grants.

(ii) If the purchaser or successor entity does not assume, convert, or replace Executive’s unvested and outstanding equity awards with awards of equity that is traded on the NYSE or NASDAQ, such unvested and outstanding awards will immediately vest upon the Change in Control (taking into account subsection (g)(i) with respect to any Outstanding P-RSUs). If the purchaser or successor entity does assume, convert, or replace such unvested and outstanding awards with equity traded on the NYSE or NASDAQ, such unvested and outstanding awards will continue to vest in accordance with its terms.

Section 3. Severance. If Executive’s employment terminates for a reason described in subsection (a), (b), or (c) of this Section 3, then subject to the terms of this Agreement, Executive shall be entitled to the benefits described in such subsections (and subsection (d) if applicable) (collectively referred to herein as “Severance Benefits”). Executive shall not be entitled to Severance Benefits if Executive’s employment terminates for any reason other than those set forth in subsections (a), (b), and (c) of this Section 3.

(a) Severance Benefits upon Termination due to Death or Disability. If Executive’s employment terminates due to Executive’s death or his Disability (as defined in Section 4 below), and subject to Section 7(g), below, Executive shall be entitled to the benefits described in paragraphs (i) and (ii) below.

(i) Annual Bonus. Seritage shall pay Executive a pro rata portion (based on the amount of time Executive was employed during the year of such termination) of Executive’s annual cash bonus for the year of such termination, based on actual performance toward the performance goals applicable to such bonus through the Date of Termination (as defined below), and payable at the same time as annual cash bonuses are normally paid by Seritage to its executives. Notwithstanding the foregoing, the annual bonus payable pursuant to this paragraph in relation to a Date of Termination during 2015 shall not be pro-rated and shall equal no less than 125% of Executive’s annual base salary.

(ii) Acceleration of Certain Awards. To the extent not fully vested as of the Date of Termination, the Sign-On Award and all Annual RSU and Annual P-RSU awards shall immediately vest in full. As to any P-RSUs, the modifier will be established as of the Date of Termination based on actual performance as of the date Executive’s employment terminates (“Date of Termination”). Notwithstanding the foregoing, the Annual P-RSU grant for 2015 shall vest in full, not be pro-rated and shall equal no less than the amount set forth in Section 2(d) above.

(iii) In the case of Disability, Executive will be entitled to participate in all benefit plans and programs sponsored by Seritage in accordance with the terms and conditions thereof except that if he elects continuation coverage pursuant to COBRA, then, during the eighteen (18) month period following the Date of Termination, he will be charged the same amount for such coverage as active employees are charged for the same coverage.

(b) Severance Benefits upon Termination without Cause or for Good Reason prior to a Change in Control. If Executive is terminated without “Cause” (other than due to Executive’s death or his Disability) or Executive terminates Executive’s employment for “Good Reason,” in either case prior to a Change in Control (as such terms are defined in Section 4, below), Executive shall be entitled to the benefits described in paragraphs (i), (ii), (iii), (v) and (vi) below.

(i) Annual Bonus. Seritage shall pay Executive a pro rata portion (based on the amount of time Executive was employed during the year of such termination) of Executive’s annual cash bonus for the year of such termination, based on actual performance toward the performance goals applicable to such bonus through the Date of Termination and payable at the same time as annual cash bonuses are normally paid by Seritage to its executives. Notwithstanding the foregoing, the amount payable pursuant to this paragraph in relation to a Date of Termination during 2015 shall not be pro-rated for 2015 and shall equal no less than 125% of Executive’s annual base salary.

(ii) Continuation of Salary.

(A) Seritage shall pay Executive cash severance equal to two (2) times the sum of Executive’s annual base salary rate in effect as of the Date of Termination plus the annual cash bonus for the year in which occurs the Date of Termination at 100% of target. Subject to the next subparagraph below, payment of such amount (“Salary Continuation”) shall commence on Executive’s Separation from Service (as defined in Section 4, below) and shall be paid in substantially equal installments on each regular salary payroll date for a period of twenty-four (24) months following Date of Termination (“Salary Continuation Period”).

(B) Notwithstanding the foregoing:

(1) If Executive does not execute and timely submit the General Release and Waiver, substantially in the form attached hereto, (in accordance with subsection 7(g) below) by the deadline specified therein, any unpaid portion of the Salary Continuation shall terminate and forever lapse, and Executive shall be required to reimburse Seritage for any portion of the Salary Continuation paid during the Salary Continuation Period.

(2) If the Salary Continuation payable to Executive during the first six (6) months after Executive’s Separation from Service would exceed the “Section 409A Threshold” and if as of the date of the Separation from Service Executive is a “Specified Employee” (as such terms are defined in Section 4, below), then, payment shall be made to Executive on each regular salary payroll date during the first six (6) months of the Salary Continuation Period until the aggregate amount received equals the Section 409A Threshold. Any portion of the Salary Continuation in excess of the Section 409A Threshold that would otherwise be paid during such first six (6) months or any portion of the Salary Continuation that is otherwise subject to Section 409A, shall instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service. No interest shall accrue or be paid with respect to any such deferred amounts.

(iii) Continuation of Benefits. During the Salary Continuation Period, Executive will be entitled to participate in all benefit plans and programs sponsored by Seritage in accordance with the terms and conditions thereof except that if Executive elects continuation coverage pursuant to COBRA, then, during the eighteen (18) month period following the Date of Termination, he will be charged the same amount for such coverage as active employees are charged for the same coverage.

(iv) Forfeiture and Repayment for Violation of Non-Compete. Notwithstanding the foregoing, Salary Continuation and the COBRA subsidy provided pursuant to paragraph (iii), above, will terminate and forever lapse if (A) Executive is employed by a “Seritage Competitor” (as defined in Section 7(c), below) during the first 12 months following the Date of Termination or in the event of Executive’s breach of Section 7(c), or (B) (i) within twelve (12) months following the Date of Termination, Seritage discovers for the first time that the Executive committed Cause under prong (i) of the definition thereof prior to the Date of Termination and (ii) the acts or omissions which constituted Cause resulted in material economic gain to the Executive at the expense of Seritage and Executive shall be required to reimburse Seritage for any portion of the Salary Continuation paid to Executive.

(v) Acceleration of Certain Awards. To the extent not fully vested as of the Date of Termination, the Sign-On Award shall immediately vest in full and Annual RSUs and Annual P-RSUs will vest on a pro rata basis based on the number of days from the start of the applicable performance or vesting period until the Date of Termination divided by the total number of days in the applicable performance or vesting period. As to any P-RSUs, the modifier will be established as of the Date of Termination based on actual performance as of the Date of Termination. Notwithstanding the foregoing, the Annual P-RSU grant for 2015 shall vest in full, not be pro-rated and shall equal no less than the amount set forth in Section 2(d) above.

(vi) Outplacement. As of Executive’s Separation from Service, Executive will be immediately eligible for reasonable outplacement services at the expense of Seritage or the appropriate Seritage Affiliate. Seritage and Executive will mutually agree on which outplacement firm, among current vendors used by Seritage, will provide these services. Such services will be provided for up to twelve (12) months from the Separation from Service or until employment is obtained, whichever occurs first.

(vii) Other. Notwithstanding the foregoing and anything herein to the contrary and to the extent permitted by Section 409A, in the event of Executive’s death during the Salary Continuation Period, any unpaid portion of the Salary Continuation payable in accordance with subsection (b)(ii) above shall be paid in a lump sum, within sixty (60) days of death (and no later than amounts would have been paid absent death), to Executive’s estate, and any eligible dependents who are covered dependents as of the date of death shall incur a qualifying event under COBRA as a result of such death.

(c) Severance Benefits upon Termination without Cause or for Good Reason within 12 Months following a Change in Control. If Executive is terminated without Cause (other than due to Executive’s death or his Disability) or Executive terminates Executive’s employment for Good Reason, in either case within twelve (12) months following a Change in Control, Executive shall be entitled to the benefits described in paragraphs (i), (ii), (iii), (v) and (vi) below.

(i) Annual Bonus. Seritage shall pay Executive a pro-rata portion (based on the amount of time Executive was employed during the year of such termination) of Executive’s annual cash bonus for the year in which the Date of Termination occurs based on actual performance toward the performance goals applicable to such bonus through the Change in Control and payable in a lump sum within thirty (30) days following the Date of Termination. Notwithstanding the foregoing, the amount payable pursuant to this paragraph in relation to a Date of Termination during 2015 shall not be pro-rated for 2015 and shall equal no less than 125% of Executive’s annual base salary

(ii) Continuation of Salary.

(A) Seritage shall pay Executive cash severance equal to three (3) times the sum of Executive’s annual base salary rate in effect as of the Date of Termination plus the annual cash bonus for the year in which occurs the Date of Termination at 100% of target, with such amount payable in a lump sum within thirty (30) days following the Date of Termination (the “Change in Control Salary Payment”).

(B) Notwithstanding the foregoing:

(1) If Executive does not execute and timely submit the General Release and Waiver, substantially in the form attached hereto, (in accordance with subsection 7(g) below) by the deadline specified therein, any unpaid portion of the Change in Control Salary Payment shall terminate and forever lapse, and Executive shall be required to reimburse Seritage for any portion of the Change in Control Salary Payment paid to Executive; and

(2) If the Change in Control Salary Payment payable to Executive during the first six (6) months after Executive’s Separation from Service would exceed the “Section 409A Threshold” and if as of the date of the Separation from Service Executive is a “Specified Employee” (as such terms are defined in Section 4, below), then, payment of any portion of the Change in Control Salary Payment which does not exceed the Section 409A Threshold shall be made to Executive within thirty (30) days following the Date of Termination. Any portion of the Change in Control Salary Payment in excess of the Section 409A Threshold that would otherwise be paid during such first six (6) months or any portion of the Change in Control Salary Payment that is otherwise subject to Section 409A, shall instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service. No interest shall accrue or be paid with respect to any such deferred amounts.

(iii) Continuation of Benefits.

Executive will be entitled to participate in all benefit plans and programs sponsored by Seritage in accordance with the terms and conditions thereof except that if he elects continuation coverage pursuant to COBRA, then, during the eighteen (18) month period following the Date of Termination, he will be charged the same amount for such coverage as active employees are charged for the same coverage.

(iv) Forfeiture and Repayment for Violation of Non-Compete. Notwithstanding the foregoing, the right to the Change in Control Salary Payment and the COBRA subsidy provided pursuant to paragraph (iii), above, will be forfeited if (A) Executive is employed by a “Seritage Competitor” during the first 12 months following the Date of Termination or in the event of Executive’s breach of Section 7(c) below) or (B) (i) within twelve (12) months following the Date of Termination, Seritage discovers for the first time that the Executive committed Cause under prong (i) of the definition thereof prior to the Date of Termination and (ii) the acts or omissions which constituted Cause resulted in material economic gain to the Executive at the expense of Seritage and Executive shall be required to reimburse Seritage for the Change in Control Salary Payment.

(v) Acceleration of Certain Awards. To the extent not fully vested as of the Date of Termination, the Sign-On Award, all Annual RSUs and all Annual P-RSUs shall immediately vest in full and shall automatically be adjusted based on the modifier determined under Section 2(g)(i), above. Notwithstanding the foregoing, the Annual P-RSU grant for 2015 shall vest in full, not be pro-rated and shall equal no less than the amount set forth in Section 2(d) above.

(vi) Outplacement. As of Executive’s Separation from Service, Executive will be immediately eligible for reasonable outplacement services at the expense of Seritage or the appropriate Seritage Affiliate. Seritage and Executive will mutually agree on which outplacement firm, among current vendors used by Seritage, will provide these services. Such services will be provided for up to twelve (12) months from the Separation from Service or until employment is obtained, whichever occurs first.

(vii) Treatment of Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or benefit to which Executive is entitled under this Agreement or otherwise would, either alone or together with all other payments and benefits to which Executive is entitled, but for the application of this paragraph 3(c)(vi), result in an excise tax to Executive under Section 4999 of the Code, then such payments and benefits shall be payable either (A) in full or (B) in such lesser amount as would result in no portion of any payments or benefits to Executive being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing options (A) or (B) results in Executive’s receipt, on an after-tax basis, of the greater amount of payments and benefits. To the extent Executive would receive a reduced amount pursuant to this paragraph 3(c)(vii), Executive’s payments and benefits shall be reduced, to the extent necessary, by first cancelling cash payments under this Agreement, then any other cash payments, and then cancelling the acceleration of vesting of equity awards. Seritage shall select a nationally recognized accounting firm to perform any calculations and other determinations required by this paragraph 3(c)(vii), which calculations and determinations shall be subject to Executive’s reasonable review.

(viii) Other. Notwithstanding the foregoing and anything herein to the contrary, and to the extent permitted by Section 409A, in the event of Executive’s death prior to full payment of the Change in Control Salary Payment, any unpaid portion of the Change in Control Salary Payment payable in accordance with subsection (c)(ii) above shall be paid in a lump sum, within sixty (60) days of death (and no later than amounts would have been paid absent death), to Executive’s estate, and any eligible dependents who are covered dependents as of the date of death shall incur a qualifying event under COBRA as a result of such death.

(d) Special Good Reason Termination Provisions. In the event Executive terminates his employment for Good Reason under prongs (E) or (F) of the definition thereof, notwithstanding the forgoing provisions of Sections 3(a)(ii), 3(b)(v) and 3(c)(v), in lieu of accelerated vesting thereunder, Seritage shall pay to Executive a lump sum cash payment, within five days following the Date of Termination, in the dollar amount equivalent to the Restricted Stock, the Sign-On P-RSUs, and the 2015 annual P-RSU’s had they been issued.

(e) Special Modification of Performance Goals. For purposes of Section 3, when performance is measured based on performance through the Date of Termination or the date of a Change in Control, the performance goals shall be appropriately modified to take into account the shortened performance period.

Section 4. Definitions. For purposes of this Agreement, the following terms are defined as follows:

(a) “Cause” shall mean (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a Disability) of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Seritage or the Seritage Affiliates and is not remedied in a reasonable period of time after receipt of written notice from Seritage specifying such breach; or (ii) the conviction of Executive of a felony (other than vehicular-related).

(b) “Change in Control” shall mean an event described in Treasury Regulation 1.409A-3(i)(5).

(c) “Disability” shall mean disability as defined under the Seritage long-term disability plan (regardless of whether the Executive is a participant under such plan) or if no such plan exists, Executive’s inability by reason of disability to perform his duties for 180 consecutive days.

(d) “Good Reason” shall mean, without Executive’s written consent, (A) a reduction of ten percent (10%) or more of Executive’s annual base salary, annual cash bonus and annual equity grant from those in effect as of the date of this Agreement or, if the reductiondoes not also apply to other senior executives of Seritage equally, then a material reduction of the foregoing; (B) Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive is required to perform Executive’s duties immediately prior to the date of this Agreement; (C) any other action or inaction that constitutes a material breach of the terms of this Agreement, including failure of a successor company to assume or fulfill the obligations under this Agreement; (D) a reduction in Executive’s duties, title, status or authority; (E) the Closing Date does not occur on or before December 31, 2015; or (F) the Sign-On Awards are not made on the Closing Date. In each case, Executive must provide Seritage with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within sixty (60) days of the initial existence of such Good Reason event, and Seritage shall have a right to remedy such event within sixty (60) days after receipt of Executive’s written notice (“the sixty (60) day period”). If Seritage remedies the Good Reason event within the sixty (60) day period, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. If Seritage does not remedy the Good Reason event within the sixty (60) day period, and Executive does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date Seritage notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (or any claim of Good Reason) shall cease to exist. Notwithstanding the foregoing, if Executive fails to provide written notice to Seritage of the facts giving rise to a claim of Good Reason within sixty (60) days of the initial existence of such Good Reason event, the Good Reason event (and Executive’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist as of the sixty-first (61st) day following the later of its occurrence or Executive’s knowledge thereof.

(e) “Section 409A Threshold” shall mean an amount equal to two (2) times the lesser of (A) Executive’s base salary for services provided to Seritage and any Seritage Affiliate as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; or (B) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17) for the calendar year in which the Executive has a Separation from Service. In all events, this amount shall be limited to the amount specified under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any successor thereto.

(f) “Separation from Service” shall mean a “separation from service” with Seritage (including any Seritage Affiliate) within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any retirement plan (including pension plans and 401(k) savings plans) maintained by Seritage (including by a Seritage Affiliate).

(g) “Specified Employee” shall mean a “specified employee” under Code Section 409A (and regulations issued thereunder).

Section 5. No Third-Party Agreements. Executive represents and warrants to Seritage that, except as disclosed on Appendix A, attached hereto, (a) as of his start date with Seritage, he is not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on his ability to accept and perform this or any other position with Seritage or any of its affiliates and (b) he is not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which he would receive remuneration for services, except as disclosed to and approved by Seritage in advance of his start date. Executive will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of Seritage, such consent not to be unreasonably withheld.

Section 6. Intellectual Property Rights. Executive acknowledges that Executive’s development, work or research on any and all inventions or expressions of ideas, that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at Seritage, provided such invention or expression of an idea relates to the business of Seritage, or relates to actual or demonstrably anticipated research or development of Seritage, or results from any work performed by Executive for or on behalf of Seritage, are hereby assigned to Seritage, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to Seritage. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

Section 7. Protective Covenants.

(a) Non-Disclosure of Seritage Confidential Information. Whether or not Executive receives any severance Benefits under this Agreement:

(i) Non-Disclosure. Executive will not, during the term of Executive’s employment with Seritage or thereafter, and other than in the performance of Executive’s duties and obligations during his employment with Seritage or as required by law or legal process, and except as Seritage may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any “Seritage Confidential Information” (as defined below) until such time as the information becomes publicly known other than as a result of its disclosure, directly or indirectly, by Executive. Executive understands that if Executive possesses any proprietary information of another person or company as a result of prior employment or otherwise, Seritage expects and requires that Executive will honor any and all legal obligations that Executive has to that person or company with respect to proprietary information, and Executive will refrain from any unauthorized use or disclosure of such information.

(ii) Seritage Confidential Information. For purposes of this Agreement, “Seritage Confidential Information” means trade secrets and non-public information which Seritage designates as being confidential or which, under the circumstances, should be treated as confidential, including, without limitation, any information received in confidence or developed by Seritage, its long and short-term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of Seritage that is not known generally to the public or in the industry.

(iii) Return of Seritage Property. All documents and other property that relate to the business of Seritage are the exclusive property of Seritage, even if Executive authored or created them. Executive agrees to return all such documents and tangible property to Seritage upon termination of employment or at such earlier time as Seritage may request Executive to do so.

(iv) Conflict of Interest. During Executive’s employment with Seritage, except as may be approved in writing by Seritage, neither Executive nor members of Executive’s immediate family (which shall refer to Executive, any spouse or any child) will have financial investments or other interests or relationships with Seritage’s customers, suppliers or competitors which might impair Executive’s independence of judgment on behalf of the Company. Also during Executive’s employment with Seritage, Executive agrees further not to engage in any activity in competition with Seritage and will avoid any outside activity that could adversely affect the independence and objectivity of Executive’s judgment, interfere with the timely and effective performance of Executive’s duties and responsibilities to Seritage, discredit Seritage or otherwise conflict with the best interests of Seritage.

(b) Non-Solicitation of Employees. During Executive’s employment with Seritage and for twelve (12) months following the termination of Executive’s employment with Seritage, Executive will not, directly or indirectly, solicit or encourage any person to leave her/his employment with Seritage or assist in any way with the hiring of any Seritage employee by any future employer or other entity.

(c) Non-Competition. Executive acknowledges that as a result of Executive’s position at Seritage, Executive has learned or developed, or will learn or develop, Seritage Confidential Information and that use or disclosure of Seritage Confidential Information is likely to occur if Executive were to render advice or services to any Seritage Competitor. For twelve (12) months following the termination of Executive’s employment with Seritage, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any Seritage Competitor. For purposes of this Agreement, “Seritage Competitor” means the companies listed on Appendix B, each of which Executive acknowledges is a Seritage Competitor.

(d) Compliance with Protective Covenants. Executive will provide Seritage with such information as Seritage may from time to time reasonably request to determine Executive’s compliance with Section 7(c). Executive authorizes Seritage to contact the Seritage Competitors to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases Seritage, its agents and employees, from all liability for any damage arising from any such contacts or communications.

(e) Necessity and Reasonableness. Executive agrees that the restrictions set forth herein are necessary to prevent the use and disclosure of Seritage Confidential Information and to otherwise protect the legitimate business interests of Seritage. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

(f) Exception Request. Notwithstanding the foregoing, Executive may request a waiver or a specific exception to the non-competition provisions of this Agreement by written request to the General Counsel and Corporate Secretary (or the equivalent) of Seritage. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied at Seritage’s absolute discretion.

(g) General Release and Waiver. On the fifth (5th) day following Executive’s Date of Termination (whether initiated by Seritage or Executive, or due to Executive’s death or Disability) entitling Executive to Severance Benefits, Executive (or his estate, as applicable) will execute a binding general release and waiver of claims attached hereto as Exhibit A (“General Release and Waiver”), which is incorporated by reference under this Agreement. If the General Release and Waiver is not so signed or is signed but subsequently revoked, Executive will not continue to receive any Severance Benefits otherwise payable under this Agreement and Executive shall be obligated to reimburse Seritage for any portion of (i) the Salary Continuation or Change in Control Salary Payment paid to Executive and (ii) the cost for the benefits provided during the COBRA period pursuant to the Agreement.

(h) Irreparable Harm. Executive acknowledges that irreparable harm would result from any breach by Executive of Sections 7(a), (b) and (c), and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Seritage may seek injunctive relief in favor of Seritage without the necessity of Seritage posting a bond. Moreover, any award of injunctive relief shall not preclude Seritage from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement.

(i) Non-Disparagement. Executive will not publicly disparage Seritage, its products, services, or present or former officers or directors, and will not authorize others to make derogatory or disparaging statements on Executive’s behalf. This provision does not preclude Executive from providing truthful testimony in response to legal process or governmental inquiry. Seritage shall not publicly disparage Executive. Upon an inquiry from a prospective employer, Seritage can confirm only that Executive was an employee and his dates of employment.

Section 8. Cooperation. Executive agrees, without receiving additional compensation, to reasonably cooperate with Seritage, both during and after the period of employment with Seritage, with respect to matters that relate to Executive’s period of employment, in all investigations, potential litigation or litigation in which Seritage is involved or may become involved other than any such investigations, potential litigation or litigation between Seritage and Executive. Seritage will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.

Section 9. Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Seritage or Executive in any instance shall not be deemed a waiver of such provision in the future.

Section 10. Acting as Witness. Unless required by applicable law, Executive agrees that both during and after the period of employment with Seritage, Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving Seritage or corporate relative of Seritage.

Section 11. Breach by Executive. In the event of a breach by Executive of any of the provisions of this Agreement, including without limitation the non-competition provisions (Section 7) and the non-disparagement provision (Section 7) of this Agreement, Executive agrees that Seritage shall be entitled to recovery of its attorneys’ fees and other associated costs incurred as a result of any attempt to redress a breach by Executive or to enforce its rights and protect its interests under the Agreement. If Seritage brings such a claim and Executive is not found to be in breach, Seritage shall pay Executive’s attorney’s fees and other associated costs incurred in connection with defending against Seritage’s claims.

Section 12. Severability. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this

Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

Section 13. Governing Law. This Agreement will be governed under the internal laws of the state of New York without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of New York shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

Section 14. Right to Jury. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim ’released pursuant to the General Release and Waiver be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

Section 15. Other Plans, Programs, Policies and Practices. If any provision of this Agreement conflicts with any other plan, programs, policy, practice or other Seritage document, then the provisions of this Agreement will control, except as otherwise precluded by law.

Section 16. Entire Agreement. This Agreement, including Exhibit A, contain and comprise the entire understanding and agreement between Executive and Seritage and fully supersedes any and all prior agreements or understandings between Executive and Seritage with respect to the subject matter contained herein, and may be amended only by a writing signed by the Executive and a duly authorized officer of the Company.

Section 17. Confidentiality. Executive agrees that the existence and terms of the Agreement, including any compensation paid to Executive, and discussions with Seritage regarding this Agreement, shall be considered confidential and shall not be disclosed or communicated in any manner except: (a) as required by law or legal process; (b) to Executive’s spouse or domestic partner; or (c) to Executive’s financial/legal advisors, all of whom shall agree to keep such information confidential.

Section 18. Tax Withholding. Any compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

Section 19. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: At the most recent address on file at Seritage.

If to Seritage:	Seritage Growth Properties c/o Corporate Secretary 3333 Beverly Road Hoffman Estates, IL 60179

Section 20. Assignment. Seritage may assign its rights under this Agreement to any successor by merger, consolidation, or sale of assets. This Agreement shall be binding whether it is between Seritage and Executive or between any such successor and Executive.

Section 21. Section 409A Compliance.

(a) To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with the requirements of Code Section 409A, and the Agreement shall be administered and interpreted consistent with this intent.

(b) With regard to any provision herein that provides for reimbursement of costs and expenses of in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(c) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

Section 22. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

Section 23. No Mitigation; Legal Fees. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced or otherwise subject to offset in any manner, regardless of whether the Executive obtains other employment.

Section 24. Indemnification. During and following the Employment Period, the Company shall fully indemnify the Executive for any liability to the fullest extent permitted under applicable state law. In addition, the Company agrees to continue, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering the Executive both during and, while potential liability exists, after the Employment Period that is no less favorable than the policy covering active directors and executive officers of the Company from time to time. The foregoing shall not require Seritage to acquire and maintain a policy just for Executive if it does not maintain such a policy generally.

Section 25. Legal Fees. Seritage shall reimburse the Executive for his reasonable legal fees and associated costs incurred in connection with the negotiation and execution of this Agreement not to exceed $15,000. In the event of a dispute regarding the terms of this Agreement, Seritage shall reimburse the Executive for his reasonable legal fees and associated costs if Executive prevails on at least one material issue in the dispute.

IN WITNESS WHEREOF, Executive and Seritage, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth above.

EXECUTIVE:	SERITAGE GROWTH PROPERTIES:

/s/ Benjamin Schall	By:	/s/ Robert A. Riecker
Benjamin Schall	Name:	Robert A. Riecker

Date: April 17, 2015	Date:	April 17, 2015

APPENDIX A

Executive serves on the board of directors, board of trustees or similar governing body of the following organizations:

University Settlement

The Door

APPENDIX B

Seritage Competitors

Ggp

Simon

Macerich

Westfield

Rouse

Wp glimcher

Kimco

Brixmor

Cbl

Starwood

EXHIBIT A

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO GENERAL COUNSEL, SERITAGE HOLDINGS CORPORATION, 3333 BEVERLY ROAD, HOFFMAN ESTATES, IL 60179. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration of the severance benefits that are described in the attached Employment Agreement, I, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release Seritage Growth Properties, its current and former agents, subsidiaries, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns (collectively, “Seritage”) from any and all claims of any kind whatsoever, whether known or unknown, arising out of, or connected with, my employment with Seritage and the termination of my employment. This General Release and Waiver includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act “(“ERISA”), the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Equal Pay Act, and any other federal, state or local constitution, statute, regulation or ordinance, all common law claims including, but not limited to, claims for wrongful or retaliatory discharge, intentional infliction of emotional distress, negligence, defamation, invasion of privacy and breach of contract, and all claims under any Seritage policy, handbook or practice, to the fullest extent permitted under the law.

This General Release and Waiver does not apply to any claims that may arise after the date I sign this General Release and Waiver. Also excluded from this General Release and Waiver are any claims that cannot be waived by law, including but not limited to (1) my right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission and (2) my rights or claims to benefits accrued under benefit plans maintained by Seritage, (3) claims I have under the Employment Agreement and (4) claims for indemnification and related insurance. I do, however, waive any right to any monetary or other relief flowing from any agency or third-party claims or charges, including any charge I might file with any federal, state or local agency. I warrant and represent that I have not filed any complaint, charge, or lawsuit against Seritage with any governmental agency or with any court.

I also waive any right to become, and promise not to consent to become a participant, member, or named representative of any class in any case in which claims are asserted against Seritage that are related in any way to my employment or termination of employment at Seritage, and that involve events that have occurred as of the date I sign this General Release and Waiver. If I, without my knowledge, am made a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending, by class counsel or by counsel for Seritage.

I have read this General Release and Waiver and understand all of its terms.

I have signed it voluntarily with full knowledge of its legal significance.

I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. I agree that any modification of this General Release and Waiver Agreement will not restart the twenty-one (21) day consideration period.

I understand that if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Seritage in writing                     . I understand the General Release and Waiver will not be effective until after the seven (7) day revocation period has expired.

I understand that the delivery of the consideration herein stated does not constitute an admission of liability by Seritage and that Seritage expressly denies any wrongdoing or liability.

Date:	SAMPLE ONLY—DO NOT DATE	Signed by:	SAMPLE ONLY—DO NOT SIGN

		Witness by:	SAMPLE ONLY—DO NOT SIGN